Exhibit 99.1

JUNE 18, 2026

Alight Announces Reverse Stock Split Ratio of 1-for-20 and Expected Effective Date of June 30, 2026

CHICAGO—(BUSINESS WIRE)—Alight, Inc. (NYSE: ALIT), a leading benefits administration provider of health, wealth and leave solutions, today announced its Board of Directors has determined to effectuate a reverse stock split of Alight’s outstanding shares of common stock and a corresponding decrease in the number of authorized shares of each class and series of common stock (the “Reverse Stock Split”) at a ratio of 1-for-20. The Reverse Stock Split was approved by stockholders at Alight’s 2026 Annual Meeting of Stockholders held on June 10, 2026.

The Reverse Stock Split is expected to become effective as of Tuesday, June 30, 2026, at 5:00 p.m. Eastern Time (the “Effective Time”). Alight’s Class A common stock is expected to begin trading on a split-adjusted basis on the New York Stock Exchange (“NYSE”) under the existing symbol (ALIT) when the market opens on Wednesday, July 1, 2026. The new CUSIP number for Alight’s Class A common stock following the Reverse Stock Split will be 01626W 200. The Reverse Stock Split affirms the Company’s commitment to remain on the NYSE by meeting the NYSE’s price criteria for continued listing and positions the company for inclusion in additional indexes such as the Russell 3000.

"Today's announcement is a structural action that allows us to realign our share count and maintain our focus on executing our strategy," said Rohit Verma, CEO of Alight. "This action does not change our commitment to delivering for our clients, colleagues and stockholders. In fact, we believe it further strengthens the foundation that enables our clients and partners to continue relying on Alight with confidence as we execute our strategy and invest in the capabilities that matter most to them. We remain committed to our three operating principles: delivering service and operational excellence; innovating products to create value and actionable insights; and building relationships that result in enduring, trusted partnerships."

As of the Effective Time, every 20 issued and outstanding shares of Alight’s Class A common stock, Class B non-voting common stock (including Class B-1 common stock and Class B-2 common stock), and Class V common stock will be automatically reclassified into one issued and outstanding share of Alight’s Class A common stock, Class B non-voting common stock (including Class B-1 common stock and Class B-2 common stock), and Class V common stock, respectively. No fractional shares will be issued as a result of the reverse stock split. Instead, stockholders will receive cash in lieu of fractional shares on a pro rata basis utilizing the post-Reverse Stock Split price per share.

Proportionate adjustments will be made to the terms of Alight’s outstanding equity-based awards and equity plans as well as the limited liability company units of Alight Holding Company LLC (which are exchangeable together with one share of Class V Common Stock for shares of Class A common stock on a one-for-one basis), in accordance with the terms of the applicable agreements. Additionally, the total number of shares Alight is authorized to issue and number of authorized shares of Class A common stock, Class B non-voting common stock (including Class B-1 common stock, Class B-2 common stock and Class B-3 common stock), Class V common stock and Class Z non-voting common stock (including the Class Z-A common stock, Class Z-B-1 common stock and Class Z-B-2 common stock) will correspondingly be decreased.

Registered stockholders holding pre-split shares of Alight’s Class A common stock, Class B non-voting common stock (including Class B-1 common stock and Class B-2 common stock), and Class V common stock are not required to take any action to receive post-reverse stock split shares of Class A common stock, Class B non-voting common stock (including Class B-1 common stock and Class B-2 common stock), and Class V common stock, respectively, in registered book-entry form or cash payment in lieu of fractional shares, if applicable. Stockholders owning shares through a broker, bank or other holder of record are expected to have their positions automatically adjusted to reflect the reverse stock split and cash payment in lieu of fractional shares, if applicable, subject to any particular processes of the holder of record. Stockholders that hold shares of Class A common stock, Class B non-voting common stock (including Class B-1 common stock and Class B-2 common stock), and Class V common stock with a broker, bank or other holder of record, should contact their holder of record with any questions in this regard.

Additional information about the Reverse Stock Split can be found in Alight’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 27, 2026, which is available free of charge at the SEC’s website at www.sec.gov and on Alight’s website at https://investor.alight.com.

About Alight Solutions

Alight is a leading benefits administration provider of health, wealth, leave and point solutions for many of the world’s largest organizations and over 30 million people. Through the administration of employee benefits, Alight helps clients gain a benefits advantage while building a healthy and financially secure workforce by unifying the benefits ecosystem across health, wealth, wellbeing, absence management and navigation. Our Alight Worklife® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn more at alight.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expected Reverse Stock Split of the Company’s common stock (including the timing of the Reverse Stock Split, the effects of the Reverse Stock Split, expected payment of cash in lieu of fractional shares, anticipated timing of the commencement of trading on a split-adjusted basis and the impact of the Reverse Stock Split on the Company’s share price), the Company’s ability to regain compliance with the NYSE’s continued listing standards, the Company’s ability to be included in stock indices and the Company’s ongoing business operations. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,”

“believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including those described in the forward-looking statements can be found under the section entitled “Risk Factors” of Alight’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on February 24, 2026, as such factors may be updated from time to time in Alight's filings with the SEC, which are, or will be, accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be considered along with other factors noted in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts

Investors:
investor.relations@alight.com

Media:
Mariana Fischbach
mediarelations@alight.com